UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.RS. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2012, in accordance with the transition previously disclosed by CytoDyn Inc. (the “Company”) in its Form 8-K filed on July 25, 2012, Kenneth J. Van Ness stepped down as the President and Chief Executive Officer (“CEO”) of the Company, effective immediately. Mr. Van Ness continues to serve as a member of the board of directors (the “Board”) of the Company. In addition, Mr. Van Ness will serve as Senior Executive Advisor to the Company until October 16, 2012.

On September 10, 2012, the Board appointed Nader Pourhassan, Ph.D. to serve as the Company’s interim CEO, effective immediately. The Board approved Dr. Pourhassan’s title as interim President and CEO on September 13, 2012.

Dr. Pourhassan, age 49, immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his Bachelor of Science from Utah State University in 1985, his Masters of Science from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon.

Dr. Pourhassan was employed by the Company as its Chief Operating Officer beginning in May 2008. The Company entered into a Personal Services Agreement (the “Personal Services Agreement”) with Dr. Pourhassan dated August 4, 2008. The Personal Services Agreement provided for compensation to Dr. Pourhassan at an annual salary of $200,000. In addition, as incentive compensation, Dr. Pourhassan’s personal assistant and one additional person were each to receive 50,000 shares of Company common stock for every $500,000 in capital received by the Company through Dr. Pourhassan’s efforts. On October 11, 2011, Dr. Pourhassan and the Company entered into a Mutual Release and Personal Services Termination Agreement which relieves the Company of liability for any claims for compensation under the Personal Services Agreement. Dr. Pourhassan and the Company subsequently entered into a new Employment and Non-Compete Agreement, as amended (the “Current Employment Agreement”), whereby Dr. Pourhassan served as Managing Director of Business Development at an annual salary of $146,250 until September 10, 2012.

No arrangement or understanding exists between Dr. Pourhassan and any other person pursuant to which Dr. Pourhassan was appointed as CEO. Dr. Pourhassan is not related to any other director or executive officer of the Company. The Company has not entered into any other arrangements providing for compensation to Dr. Pourhassan for his services as interim President and CEO other than as set forth in the Current Employment Agreement.

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Ms. Javadi is the spouse of Dr. Pourhassan. Pursuant to the Settlement Agreement, the Company issued 200,000 shares of the Company’s common stock (“Shares”) to each of the Plaintiffs. In addition, the Company issued warrants (“Warrants”) to purchase up to 375,000 Shares to each of the Plaintiffs. The Warrants are fully vested and exercisable at a purchase price of $0.25 per Share. The Company issued the Shares and the Warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company as of July 27, 2012. Pursuant to and in accordance with the Settlement Agreement, on July 30, 2012, the Plaintiffs also dismissed with prejudice and without any award of costs, disbursements or attorney’s fees, their amended complaint against the Company filed in the Circuit Court of the State of Oregon for the County of Clackamas. As of May 31, 2012, the Company recognized approximately $540,000 and $388,000 of compensation expense related to the Warrant grant and the issuance of the Shares, respectively. For more information on this transaction, please see Item 3 - Legal Proceedings in the Company’s Annual Report on Form 10-K filed on August 22, 2012, and incorporated by reference herein.

The following information may be relevant to an investor’s evaluation of Dr. Pourhassan, as well as an investor’s decision to buy, sell or hold securities of the Company:

a.	On May 3, 2006, in Superior Court of Washington for Clark County Case No. 204227D, Dr. Pourhassan was convicted of a felony domestic violence court order violation. Dr. Pourhassan pled guilty to violation of the provisions of a protection order by contacting his former spouse via email with communication intended for his son. Dr. Pourhassan performed community service, paid a fine of $100, served 24 months of probation and was ordered to comply with the protection order.

b.	On June 9, 1986, in the First District Court in Logan, Utah, Dr. Pourhassan was convicted of a third-degree felony of theft by deception for overdrawing his bank account by approximately $100. Dr. Pourhassan was placed on one-year probation.

c.	Dr. Pourhassan filed for Chapter 7 Bankruptcy in 1991 in Salt Lake City, Utah, case number 91-24348, and in 2001 in Portland, Oregon in case number 01-36712-elp7.

Item 8.01 Other Events.

Effective August 23, 2012, the Board appointed Richard Trauger, Ph.D., previously the Company’s Managing Director of Science, to serve as the Company’s Chief Scientific Officer. Dr. Trauger has over 20 years of experience in the HIV/AIDS space, working as head of the immunology research group for the Immune Response Corporation’s Remune program and as the Senior Director of Cancer and Infectious Disease for Hollis-Eden Pharmaceuticals, Inc. Dr. Trauger received his Ph.D. from the University of South Carolina School of Medicine in 1986 in biomedical science, specializing in retrovirology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

September 14, 2012

	By:	/s/ Andrew T. Libby, Jr.
Andrew T. Libby, Jr.
Chief Financial Officer